Exhibit 10.5

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

This Severance and Change in Control Plan (this “Plan”) is adopted by the Board of Directors (the “Board”) of BioAge Labs, Inc., a Delaware corporation (the “Company”) effective as of the “Effective Date. Each executive that is provided benefits under this Plan (“Executive”) shall be eligible to receive payments from this Plan only if he or she has signed the Participation Agreement in the form attached as Exhibit A to this Plan (a “Participation Agreement”). References to this Plan shall include any individual’s Participation Agreement, as applicable.

1. Severance Benefits.

Any other provision of this Plan notwithstanding, Executive’s receipt of any payments or benefits under this Section 1 is subject to Executive’s delivery to the Company of a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days following Executive’s Qualifying Termination (such sixty (60) day period, the “Release Period”). In no event will any payment or benefits under this Plan be paid or provided until the Release becomes effective and irrevocable.

Payment of the severance and/or bonus payment, if any, payable pursuant to Section 1(a)(i) and Section 1(b)(i) and Section 1(b)(ii), as applicable, shall be made in a single lump sum payment, within fifteen (15) days following expiration of the Release Period, and in any event not later than March 15th of the year following such Qualifying Termination.

(a) Other than During a Change in Control Period. If the Executive is subject to a Qualifying Termination other than during a Change in Control Period, the Executive shall be entitled to the following:

(i) Severance Payments. The Company shall pay the Executive the number of months of Executive’s Base Salary as indicated with respect to Executive’s Tier as set forth in the Severance (Other than During a Change in Control Period) chart below. To the extent the foregoing amount is payable under Section 1(b), it will not be paid under this Section 1(a).

Severance (Other than During a Change in Control Period)
	Tier 1	Tier 2	Tier 3
Months of Base Salary	12	9	5

(ii) Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (A) the period indicated with respect to Executive’s Tier as set forth in the COBRA Continuation Period (Other than During a Change in Control Period) chart below, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA.

COBRA Continuation Period (Other than During a Change in Control Period)
	Tier 1	Tier 2	Tier 3
Months of COBRA	12	9	5

(b) During a Change in Control Period. If the Executive is subject to a Qualifying Termination during a Change in Control Period, the Executive shall be entitled to the following:

(i) Severance Payments. The Company shall pay the Executive the number of months of Executive’s Base Salary indicated with respect to Executive’s Tier as set forth in the Severance (During a Change in Control Period) chart below. To the extent the foregoing amount is payable under Section 1(a), it will not be paid under this Section 1(b).

Severance (During a Change in Control Period)
	Tier 1	Tier 2	Tier 3
Months of Base Salary	18	12	7

(ii) Bonus Payments. The Company shall pay the Executive the multiple or fraction of the Target Bonus indicated with respect to Executive’s Tier as set forth in the Bonus Amount (During a Change in Control Period) chart below.

Bonus Amount (During a Change in Control Period)
	Tier 1	Tier 2	Tier 3
Multiple or fraction of Target Bonus	1.5X	1X	7/12X

(iii) Health Care Benefit. If the Executive elects to continue his or her health insurance coverage under COBRA following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (A) the period indicated with respect to Executive’s Tier as set forth in the COBRA Continuation Period (During a Change in Control Period) chart below, (B) the date when the Executive receives similar coverage with a new employer or (C) the expiration of the Executive’s continuation coverage under COBRA.

COBRA Continuation Period (During a Change in Control Period)
	Tier 1	Tier 2	Tier 3
Months of COBRA	18	12	7

(iv) Equity.

Each of Executive’s then-outstanding unvested Equity Awards, other than Performance Awards (as defined below), shall accelerate and become vested and exercisable or settled with respect to 100% of the unvested shares subject thereto. With respect to Equity Awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), the vesting will accelerate as set forth in the terms of the applicable Performance Award agreement. Subject to Section 1(d), the accelerated vesting described above shall be effective as of the Qualifying Termination; provided, that, if the Qualified

Termination during a Change in Control Period occurs prior to the Change in Control, then any unvested portion of the terminated Executive’s Equity Awards will remain outstanding for three (3) months following the Qualifying Termination (provided that in no event will the terminated Executive’s Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term). In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of the terminated Executive’s Equity Awards automatically will be forfeited.

(c) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding Section 1(a)(ii) or Section 1(b)(iii) above, if the Executive is eligible for, and the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive a fully taxable cash payment equal to the applicable COBRA premiums (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 1(a)(ii) or Section 1(b)(iii) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. Notwithstanding the foregoing, the number of months included in the Special Cash Payment to be paid, in any case, shall be reduced by the number of months of COBRA premiums previously paid by the Company.

(d) Accrued Compensation and Benefits. In connection with any termination of employment prior to, upon or following a Change in Control (whether or not a Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangement.

2. Covenants.

(a) Restrictive Covenants. The receipt of any severance pay or other benefits pursuant to this Plan will be subject to Executive’s continued compliance with any written agreements between the Company and Executive relating to confidentiality, non-competition, non-solicitation and non-interference, to the extent permitted by applicable law, including but not limited to Executive’s Company Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”).

(b) Cooperation and Non-Disparagement. The Executive agrees that, during the twelve (12) month period following Executive’s Separation, Executive shall cooperate with the Company in every reasonable respect and shall use Executive’s best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that following Executive’s Separation, Executive shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.

This Section 2 shall in no manner limit obligations of the Executive under any other agreement between the Company and the Executive, including the Confidentiality Agreement (which shall remain in full effect pursuant to its terms following Executive’s termination); provided, that, to the extent the terms of this Section 2 directly conflict with the terms of any such agreement, the agreement containing the most Company-favorable terms that are enforceable shall govern.

3. Definitions.

(a) “Base Salary” means the Executive’s base salary at the rate in effect at the time Executive’s Qualifying Termination (or at the rate in effect immediately prior to a reduction in the base salary that gave rise to Good Reason).

(b) “Cause” means Executive’s termination due to any of the following: (i) Executive willfully engages in conduct that is in bad faith, dishonest, or a breach of trust and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (ii) Executive commits, is convicted of, or enters a plea of nolo contendere to a felony or crime of moral turpitude; (iii) Executive commits a material breach of any written agreement between Executive and the Company or a material breach of a Company policy, in either case, that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; (iv) Executive willfully refuses to implement or follow a directive by Executive’s supervisor, directly related to Executive’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; or (v) Executive engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with Executive’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, provided that the transaction or series of transactions pursuant to subsections (i), (ii) or (iii) also qualifies as a “change in control event” under U.S. Treasury Regulation 1.409A-3(i)(5).

(e) “Change in Control Period” means the period commencing three (3) months prior to a Change in Control (only if after a Potential Change in Control) and ending twelve (12) months following a Change in Control.

(f) “Disability” has the meaning set forth in Section 22(e)(3) of the Code.

(g) “Effective Date” means the date on which the Registration Statement covering the initial public offering of the shares of common stock of the Company is declared effective by the U.S. Securities and Exchange Commission.

(h) “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” means any of the following actions by the Company without Executive’s written consent: (i) a material reduction by the Company in the base salary of Executive; provided that a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the Executive not exceeding ten percent (10%) shall not constitute a material reduction) (ii) a material reduction in Executive’s duties or responsibilities that is inconsistent with Executive’s position, (iii) a change in the geographic location at which Executive must perform services that results in an increase in the one-way commute of Executive by more than twenty (20) miles; or (iv) a material change to Executive’s current remote work arrangement or (v) a successor of the Company as set forth in Section 6(a) hereof does not assume this Plan.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and Executive’s resignation of employment must occur no later than thirty (30) days following the end of such thirty (30) day cure period.

(k) “Potential Change in Control” means the date of execution of a definitive agreement providing for a Change in Control if such transaction is consummated.

(l) “Qualifying Termination” means a termination of employment resulting from (i) a termination by the Company of the Executive’s employment for any reason other than Cause, death or Disability, or (ii) a voluntary resignation by the Executive of his or her employment for Good Reason. Termination due to Executive’s death or Executive’s Disability will in no event constitute a Qualifying Termination.

(m) “Target Bonus” means the Executive’s annual target bonus at the rate then in effect at the time Executive’s Qualifying Termination.

(n) “Tier 1” includes the Company’s Chief Executive Officer.

(o) “Tier 2” includes the Company’s employees above Senior Vice President (other than the Chief Executive Officer).

(p) “Tier 3” includes the Company’s Senior Vice Presidents.

4. Term of Plan.

Notwithstanding anything herein to the contrary, in no event shall any amendment, modification, suspension or termination adversely affect the rights of any Executive who is then receiving or entitled to receive payments or benefits under the Plan, without the prior written consent of such Executive. Following a Change in Control, this Plan shall terminate when any benefits under this Plan are no longer capable of being earned as a result of any Executive’s Qualifying Termination.

5. Termination of Participation.

An Executive’s participation in the Plan (and the related Participation Agreement) shall terminate upon the earlier of (i) the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or (ii) the date the Company has met all of its obligations under this Plan following a Qualifying Termination of the Executive’s employment (the “Expiration Date”); provided, that, if there occurs a Potential Change in Control on or before the Expiration Date, then Executive’s participation (and the related Participation Agreement) shall remain in effect until any benefits under this Plan are no longer capable of being paid as a result of a Qualifying Termination, as described below

6. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Plan and to agree expressly to perform this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Plan by operation of law.

(b) Executive’s Successors. This Plan and all rights of an Executive hereunder shall inure to the benefit of, and be enforceable by, such Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 7(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section 7(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 7(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within 30 days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 7(b) hereof shall apply, and the enforcement of Section 7(b) shall be the exclusive remedy to the Company.

(b) Adjustments. If, notwithstanding any reduction described in Section 7(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 7(b), Executive shall pay the Excise Tax.

8. Miscellaneous Provisions.

(a) Section 409A. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of a separation from service, then (i) the severance benefits under Section 1, to the extent subject to Code Section 409A, will commence during the seventh month after the Executive’s separation from service and (ii) will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(b) Other Severance Arrangements. Except as otherwise specified herein, this Plan represents the entire agreement between Executive and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Executive and the Company relating to the subject matter hereof, including but not limited to, any and all prior agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, and change in control and severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to any and all such other severance or acceleration payments or benefits, as applicable.

(c) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Contra Costa, California, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d) Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e) Administration and Interpretation. This Plan will be administered by the Board, or a committee designated by the Board. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, or the committee, the Board will have full power to implement and carry out this Plan, including but not limited to the ability to (i) construe and interpret this Plan, any Participation Agreement and any other agreement or document executed pursuant to this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan or any Participation Agreement, (iii) select persons to receive and execute Participation Agreements, (iv) make all other determinations necessary or advisable for the administration of this Plan; and (v) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law. Any determination made by the Board with respect to this Plan or any Participation Agreement shall be made in its sole discretion, and such determination shall be final and binding on the Company and all persons having an interest in any Participation Agreement under this Plan. Any dispute regarding the interpretation of this Plan or any Participation Agreement shall be submitted by the Executive or Company to the Board, or committee, for review. The resolution of such a dispute by the Board, or committee, shall be final and binding on the Company and the Executive. The Board, or committee, shall review and resolve disputes with respect to this Plan or Participation Agreements with Executives, and such resolution shall be final and binding and conclusive.

(f) Amendment; Waiver. This Plan may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. No provision of this Plan shall be modified, waived, superseded or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive) and, to the extent it supersedes this Plan, that this Plan is referred to by date. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g) Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i) No Retention Rights. Nothing in this Plan shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(j) Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California (other than their choice-of-law provisions).

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PARTICIPATION AGREEMENT TO THE

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

This Participation Agreement by and between [__________] (the “Executive”) incorporates by reference and is governed by the Executive Severance and Change in Control Plan (the “CIC Plan”) and BioAge Labs, Inc., a Delaware corporation (the “Company”). The Executive hereby consents to the terms and conditions of the CIC Plan.

Except as otherwise specified herein, this Participation Agreement and the CIC Plan represent the entire agreement between Executive and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Executive and the Company relating to the subject matter hereof, including but not limited to, any and all prior agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, and change in control and severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to any and all such other severance or acceleration payments or benefits, as applicable.

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement to the Executive Severance and Change in Control Plan, in the case of the Company by its duly authorized officer, as of the date noted below.

BioAge Labs, Inc.

Executive:	By:
Date:	Title: Date: